Exhibit 2.4

REGISTRATION RIGHTS EXTENSION AGREEMENT

THIS REGISTRATION RIGHTS EXTENSION AGREEMENT (this “Agreement”) is entered into as of March 5, 2013 (the “Effective Date”), by and among ATA Inc., an exempted company duly incorporated and validly existing under the Laws of the Cayman Islands  (the “Company”), and SB ASIA INVESTMENT FUND II, L.P., a limited partnership organized and existing under the Laws of the Cayman Islands (“SAIF”).  The Company and SAIF are referred to herein as “Parties” collectively and a “Party” individually.

RECITALS

WHEREAS, the Company, SAIF and certain other shareholders of the Company were parties to a Shareholders Agreement dated November 10, 2006 (the “Shareholders Agreement”), under which SAIF held certain registration rights, which terminate on March 31, 2013;

WHEREAS the Company and SAIF have agreed to enter into this agreement to provide SAIF substantially the same registration rights from April 1, 2013 until March 31, 2017; and

WHEREAS the Parties have agreed that from April 1, 2013 SAIF’s registration rights will be governed by this Agreement and not the Shareholders Agreement.

WITNESSETH

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the Parties agree as follows:

1.                                      Interpretation.

1.1                               Definitions.  The following terms shall have the meanings ascribed to them below:

“Affiliate”, with regard to a given Person, means a Person that Controls, is Controlled by or is under common Control with the given Person; the term “Affiliated” has the meaning correlative to the foregoing.

“Applicable Securities Law” means (i) with respect to any offering of securities in the United States, or any other act or omission within that jurisdiction, the securities Law of the United States, including the Exchange Act and the Securities Act, and any applicable securities Law of any state of the United States, and (ii) with respect to any offering of securities in any jurisdiction other than the United States, or any related act or omission in that jurisdiction, the applicable securities Laws of that jurisdiction.

“Board” means the board of directors of the Company.

“Commission” means the Securities and Exchange Commission of the United States or any other federal agency at the time administering the Securities Act.

“Common Shares” means the common shares, par value US$0.01, of the Company.

“Common Share Equivalents” means warrants, options and rights exercisable for Common Shares or securities convertible into or exchangeable for Common Shares.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than 50% of the votes entitled to be cast at meetings of the members or shareholders of such Person or power to control the composition of the board of directors of such Person; the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Equity Securities” means any Common Shares or Common Share Equivalents of the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Form F-1” means Form F-1 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Governmental Authority” means a nation or government or any province or state or any other political subdivision thereof, and any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Holders” mean SAIF and any permitted assignee of SAIF hereunder.

“Initiating Holders” means, with respect to a request duly made under Section 2.1 to Register any Registrable Securities, the Holders initiating such request.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and the islands of Taiwan.

“Registrable Securities” means (i) the 12,707,436 Common Shares held by SAIF as of February 1, 2008, and (ii) any Common Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i).  For purposes of this Agreement, (i) Registrable Securities shall cease to be Registrable Securities when a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission whether or not such Registrable Securities have been disposed of pursuant to such effective Registration Statement and (ii) the Registrable Securities of a Holder shall not be deemed to be Registrable Securities at any time when the entire amount of such Registrable Securities proposed to be sold by such Holder in a single sale are or, in the opinion of counsel satisfactory to the Company and such Holder, each in their reasonable judgment, may be, so distributed to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act in any three (3) month period or any such Registrable Securities have been sold in a sale made pursuant to Rule 144 of the Securities Act.

“Registration” means a registration for sale of Registrable Securities under the Securities Act effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the term “Register” means the act of effecting such Registration.

“Registration Statement” means a registration statement prepared on Form F-1 or F-3, under the Securities Act (including, without limitation, Rule 415 under the Securities Act), or on any successor form to such forms under the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Selling Expenses” means all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement.

2.                            Demand Registration.

2.1                               Registration on Form F-3.  Subject to the terms of this Agreement, if the Company qualifies for registration on Form F-3, Holders holding a majority of the then outstanding Registrable Securities may request the Company to file a Registration Statement on Form F-3 for a public offering of Registrable Securities for which the reasonably anticipated aggregate price to the public, net of Selling Expenses, would exceed US$10,000,000.  Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its reasonable best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution. If the Company is not entitled to use Form F-3, Holders holding a majority of the then outstanding Registrable Securities may request the Company file a Registration Statement on a form other than Form F-3 under the Securities Act providing for the Registration of such Registrable Securities. A written request under this Section 2.1 shall be delivered to the Company in accordance with the notice provisions set forth below, and shall specify the number of Registrable Securities for which registration is requested. Subject to the provisions of this Agreement, the Holders may at any time, and from time to time, require the Company to effect the Registration of Registrable Securities under this Section 2.1.  However, the Company shall not be required to effect more than five (5) Registrations pursuant to this Section 2.1.

2.3                               Right of Deferral.

(a)                                 The Company shall not be obligated to file a Registration Statement or qualify Registrable Securities pursuant to this Section 2:

(i)                                     if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Common Shares within sixty (60) days of receipt of that request; provided that the Company is actively employing in good faith its reasonable best efforts to cause that Registration Statement to become effective within sixty (60) days of the initial filing; provided further that the Holders are entitled to join such Registration subject to Section 3;

(ii) during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of, any Registration Statement pertaining to Common Shares of the Company; provided that the Holders are entitled to join such Registration subject to Section 3; or

(iii) after September 30th of any year if any interim financial statements shall be required to be included in such Registration Statement and such interim financial statements are not available or such Registration Statement is required to be filed under this Agreement before such interim financial statements can be reasonably produced.

(b)                                 If, after receiving a request from the Initiating Holders pursuant to Section 2.1 hereof, the Company furnishes to the Holder a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, there is a reasonable likelihood that it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided that such deferral by the Company shall not exceed ninety (90) days from the receipt of any request duly submitted by Holders under Section 2.1 to Register Registrable Securities; provided further, that the Company may not Register any other of its Securities during such 90-day period (except for Registrations contemplated by Section 3.4).

2.4                               Underwritten Offerings. If, in connection with a request to Register Registrable Securities under Section 2.1, the Initiating Holders seek to distribute such Registrable Securities in an underwritten offering, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Sections 2.1.  In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. .  All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwriting by the Company.  Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1, the  underwriters may exclude up to 70% of the Registrable Securities requested to be Registered but only after excluding all other Equity Securities from the Registration and underwriting and so long as the number of shares to be included in the Registration on behalf of Holders is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included, provided that if, as a result of such underwriter cutback, the Holders cannot include in the initial public offering all of the Registrable Securities that they have requested to be included therein, then such Registration shall not be deemed to constitute one of the five demand Registrations to which the Holders are entitled pursuant to Section 2.1. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the Registration.

3.                                      Piggyback Registrations.

3.1                                         Registration of the Company’s Securities.  Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder (other than a Holder) of Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities solely for cash (except as set forth in Section 3.4), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen (15) days after delivery of such notice, the Company shall use its reasonable best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder.  If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

3.2                               Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein.  The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3                               Underwriting Requirements.

(a)                                 In connection with any offering involving an underwriting of the Company’s Equity Securities solely for cash, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwriting and such Holder enters into an underwriting agreement in customary form with the underwriters selected by the Company and setting forth such terms for the underwriting as have been agreed upon between the Company and the underwriters.  In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may exclude up to seventy percent (70%) of the Registrable Securities requested to be Registered but only after excluding all other Equity Securities (except for securities to be offered by the Company) from the Registration and underwriting and so long as the Registrable Securities to be included in such Registration on behalf of Holders are allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included.

(b)                                 If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement.  Any Registrable Securities excluded or withdrawn from the underwriting shall be withdrawn from the Registration.

3.4                               Exempt Transactions.  The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company (i) relating solely to the sale of securities to participants in a Company share award plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act.

4.                                      Procedures.

4.1                               Registration Procedures and Obligations.  Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(a)                                 Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its reasonable best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to one hundred and eighty (180) days or, if earlier, until the distribution thereunder has been completed; provided, however, that such one hundred and eighty (180) day period shall be extended for a period of time equal to the period any Holder refrains from selling any Registrable Securities included in such Registration at the written request of the underwriter(s) for such Registration.

(b)                                 Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by the Registration Statement;

(c)                                  Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by Applicable Securities Law, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)                                 Use its reasonable best efforts to Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as reasonably requested by the Holders, provided that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;

(e)                                  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering.  Each shareholder participating in the underwriting shall also enter into and perform its obligations under such an agreement;

(f)                                   Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under Applicable Securities Law of (i) the issuance of any stop order by the commission, or (ii) the happening of any event as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

(g)                                  Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration;

(h)                                 Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the closing date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; (ii) (A) a comfort letter dated the signing date of the underwriting agreement; and (B) a bring down comfort letter dated the closing of the sale, each from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters; and

(i)                                     Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s American depositary receipts representing Common Shares are then traded.

4.2                               Information from Holder.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3                               Expenses of Registration. All Registration, filing and qualification fees, printers’ and accounting fees and fees and disbursements of counsel for the Company, as well as reasonable fees and disbursement of one counsel for all selling Holders up to $20,000, in relation to any Registration hereunder shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to this Agreement if the Registration request is subsequently withdrawn at the request of a Holder or Holders requesting such Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration).

4.4                               Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration as the result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

5.                                      Indemnification.

5.1                               Company Indemnity.

(a)                                 To the maximum extent permitted by Law, the Company will indemnify and hold harmless each Holder, such Holder’s officers, directors, shareholders, legal counsel and accountants, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws.  The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action.

(b)                                 The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished for use in connection with such Registration by any such Holder, underwriter or controlling person.

5.2                               Holder Indemnity.

(a)                                 To the maximum extent permitted by Law, each selling Holder will indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder for use in connection with such Registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action. No Holder’s liability under this Section 5.2 shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration; provided, however, such limitation shall not apply in the case of willful fraud by such Holder.

(b)                                 The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the selling Holders (which consent shall not be unreasonably withheld or delayed).

5.3                                                    Notice of Indemnification Claim.  Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties.  An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.

5.4                                                    Contribution. If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

5.5                                                    Underwriting Agreement.  To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6                                                    Survival.  The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement.

6.                            Additional Undertakings.

6.1                               Reports under the Exchange Act.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any Applicable Securities Law that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3, the Company agrees to:

(a)                                 make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under Applicable Securities Laws), at all times;

(b)                                 file with the Commission in a timely manner all reports and other documents required of the Company under all Applicable Securities Laws; and

(c)                                  promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all Applicable Securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as may be filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3.

6.2                               Effectiveness and Termination of Registration Rights.  The registration rights set forth in Section 2 and Section 3 of this Agreement shall become effective on April 1, 2013 and terminate on March 31, 2017.

7.                                      Assignments and Transfers; No Third Party Beneficiaries. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. This Agreement and the rights and obligations of the parties hereunder are not assignable or transferable without the written consent of both Parties.

8.                                      Miscellaneous.

8.1                               Governing Law.  This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflicts of law thereunder.

8.2                               Dispute Resolution.

(a)                                 Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim.  Such consultation shall begin within seven (7) days after one party hereto has delivered to the other party hereto a written request for such consultation.  If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(b)                                 The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”).  There shall be three arbitrators.  The complainant or complainants, on the one hand, and the respondent or respondents, on the other hand, shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration.  Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list.  The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York.  If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(c)                                  The arbitration proceedings shall be conducted in English.  The arbitration tribunal shall apply the Arbitration Rules of the Centre in effect at the time of the arbitration.  However, if such rules are in conflict with the provisions of this Section 8.2, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.2 shall prevail.

(d)                                 The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of New York and shall not apply any other substantive Law.

(e)                                  Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(f)                                   The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

(g)                                  Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

8.3                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

8.4                               Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by 15 days’ advance written notice to the other parties to this Agreement given in accordance with this Section).  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

8.5                               Headings and Titles.  Headings and titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6                               Expenses.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.7                               Entire Agreement: Amendments and Waivers.  This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof, and SAIF hereby waives all rights under Sections 2, 3, 4 or 5 of the Shareholders Agreement. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and SAIF.

8.8                               Severability.  If a provision of this Agreement is held to be unenforceable under applicable Laws, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.9                               Further Assurances.  The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Agreement.

8.10                        Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

8.11                        No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.12                        No Presumption. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:		ATA INC.

	By:	/s/ Ma Xiaofeng
Name: Ma Xiaofeng
Capacity: Authorized Signatory

Address:
8th Floor East Building
No. 6 Jian Guo Men Nei Gong Yuan Xi Jie
Beijing 100005, People’s Republic of China
Attention: Chief Financial Officer
Fax: +86(10) 6517-9517

With a copy to:
O’Melveny & Myers LLP
37th Floor Yintai Centre, Office Tower
No. 2 Jianguomenwai Avenue
Beijing 100022, China
Attention: David Roberts
Fax: +86(10) 6563-4201

Signature Page                     Registration Rights Extension Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:		SB ASIA INVESTMENT FUND II, L.P.

	By:	/s/ Andrew Y. Yan
Name: Andrew Y. Yan
Capacity: Authorized Signatory

Address:
c/o M&C Corporate Services Limited
PO Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands

With a copy to:
c/o SAIF Advisors
18F C Tower Central International Trade Center
6A Jianguomenwai Avenue Chao Yang District
Beijing, 100022 China
Attention:
Fax +86 (10) 8519-2048

And a copy to:
c/o SAIF Advisors
SAIF Advisors Limited 2516-2520, Two Pacific Place,
88 Queensway, Hong Kong
Attention:
Fax: +(852) 2234-9116